FAO, Inc. is the New Corporate Name for The Right Start


     King of Prussia, PA, March 26, 2002 - The Right Start, Inc. (Nasdaq: RTST), announced that it changed its name to FAO, Inc. after approval today by its shareholders at a special meeting. The special meeting also resulted in the approval of the conversion feature of the preferred stock the company issued to acquire assets of Zany Brainy, Inc. and F.A.O. Schwarz and approval of reincorporation of the company from California to Delaware. As a result of the conversion, the company no longer has any preferred stock outstanding.

     In leveraging the brand equity of the 140 year-old FAO Schwarz stores, FAO, Inc. will also change its stock symbol from "RTST" to "FAOO" at a special market opening ceremony with the Nasdaq on April 18, 2002. FAO, Inc. headquarters will be located in King of Prussia, Pennsylvania.

     "The change in our name reflects the marquee brand value that FAO Schwarz provides," said Jerry R. Welch, Chief Executive Officer of FAO, Inc. "The initials 'FAO' are known all over the world and represent great products, quality service and fun for kids. This name provides exactly the right corporate umbrella for our company."

     Mr. Welch further stated, "We believe the combination of FAO Schwarz with The Right Start and Zany Brainy will prove a perfect fit. All three brands cater to the same affluent customer yet each brand focuses on a different product offering and a different positioning with this customer. We believe that the cross-marketing and cross-promotional opportunities among the three brands are terrific and we intend to lead the children's specialty retailing market."

About FAO, Inc.

     FAO, Inc. (formerly The Right Start, Inc.) owns a family of high quality, developmental, educational and safety brands for toddlers and children and is a leader in children's specialty retailing. FAO, Inc. owns and operates renowned children's toy retailer FAO Schwarz; The Right Start, a national specialty retailer of high-quality developmental, educational and care products for infants and children; and, Zany Brainy, a leading retailer of high quality, developmental toys and educational products for kids.

     FAO, Inc. assumed its current form in January 2002 with the acquisition of assets of FAO Schwarz and operates a total of 256 retail outlets nationwide. The Right Start brand originated in 1985 through the creation of the Right Start Catalog and is currently used in 64 retail stores nationwide. The company purchased assets of Zany Brainy, Inc. in September 2001, and operates 169 Zany Brainy brand stores through a subsidiary. The FAO Schwarz brand originated 140 years ago in 1862 and there are currently 23 FAO stores nationwide, including a new flagship store at the Grove at Farmer's Market in Los Angeles.

     This press release contains certain forward-looking statements with respect to the anticipated benefits of combining the companies' brands and retail store base that may be impacted by factors including, but not limited to, competition from other retailers and potential product liability claims, potential operational or integration challenges, changes in consumer spending, dependence on independent manufacturers and suppliers and their credit terms and other risks included in The Right Start's filings with the Securities and Exchange Commission.